Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Alliance Financial Announces Second Quarter Earnings

Syracuse, NY, July 14, 2011 - Alliance Financial Corporation (“Alliance” or the “Company”) (NasdaqGM: ALNC), the holding company for Alliance Bank, N.A., announced today a 16.3% increase in net income for the quarter ended June 30, 2011, compared with the second quarter of 2010. Net income was $3.5 million or $0.73 per diluted common share in the second quarter of 2011, compared with $3.0 million or $0.64 per diluted common share in the year-ago quarter and $3.3 million in the first quarter of 2011.

Net income for the six months ended June 30, 2011 increased 18.2% to $6.8 million or $1.43 per diluted share, compared with $5.7 million or $1.23 per common share in the first half of 2010.

Net interest income was virtually unchanged in the three and six months ended June 30, 2011 compared with the year-ago periods, while the provision for credit losses dropped sharply on lower net charge-offs and continuing strong credit metrics. The provision for credit losses decreased $935,000 and $1.8 million in the three months and six months ended June 30, 2011, respectively, compared with the respective year-ago periods.

Jack H. Webb, President and CEO of Alliance said, “Our second quarter earnings were favorably impacted by the exceptionally low levels of credit losses we’ve experienced in the first half of 2011. Our disciplined lending philosophy has served our shareholders and markets well throughout the financial crisis. Our credit quality metrics have remained stable and continue to compare favorably with industry averages. Net charge-offs in the first half were down 72% from the same period in 2010.”

Webb added, “The investment that we made to expand our commercial banking team provided loan growth that partially offset lower consumer loan originations as overall loan demand has weakened.”

Balance Sheet Highlights

Total assets were $1.5 billion at June 30, 2011, which was an increase of $6.2 million from the end of the first quarter. Total loans and leases (net of unearned income) increased $4.8 million to $883.2 million at June 30, 2011.

Loan originations (excluding lines of credit) totaled $53.8 million in the second quarter, compared with $67.0 million in the year-ago quarter and $50.9 million in the first quarter of 2011. Originations of residential mortgages and indirect auto loans were down in the second quarter compared with the year-ago quarter due to soft market conditions, while commercial loan originations were up 33.4% over the year-ago quarter as the result of the bank’s efforts to increase commercial market share.

Commercial loans and mortgages increased $13.9 million or 5.7% in the second quarter and totaled $259.9 million at June 30, 2011. Originations of commercial loans and mortgages in the second quarter (excluding lines of credit) totaled $17.7 million, compared with $16.5 million in the first quarter of 2011 and $13.3 million in the year-ago quarter.

Residential mortgages outstanding at June 30, 2011 were $330.1 million, which was unchanged from the end of the first quarter of 2011. Originations of residential mortgages totaled $18.0 million in the second quarter of 2011, compared with $18.2 million in the first quarter of 2011 and $27.1 million in the year-ago quarter.

Indirect auto loan balances were $165.4 million at the end of the second quarter, which was a decrease of $4.8 million from the end of the first quarter of 2011. The Company originated $17.3 million of indirect auto loans in the second quarter, compared with $15.6 million in the first quarter of 2011 and $25.3 million in the year-ago quarter. Alliance originates auto loans through a network of reputable, well established automobile dealers located in Central and Western New York. Applications received through the Company’s indirect lending program are subject to the same comprehensive underwriting criteria and procedures as employed in its direct lending programs.

Leases (net of unearned income) decreased $4.3 million in the second quarter as a result of the Company’s previously announced decision to cease new lease originations.

The Company’s investment securities portfolio totaled $459.8 million at June 30, 2011. The Company’s portfolio is comprised mainly of investment grade securities, the majority of which are rated “AAA” by one or more of the nationally recognized rating agencies. The breakdown of the securities portfolio at June 30, 2011 was 80% government-sponsored entity guaranteed mortgage-backed securities, 18% municipal securities and 1% obligations of U.S. government-sponsored corporations. Mortgage-backed securities, which totaled $368.0 million at June 30, 2011, are comprised primarily of pass-through securities backed by conventional residential mortgages and guaranteed by Fannie-Mae, Freddie-Mac or Ginnie Mae, which in turn are backed by the U.S. government. The Company’s municipal securities portfolio, which totaled $83.1 million at the end of the second quarter, is primarily comprised of highly rated general obligation bonds issued by local municipalities in New York State.

Deposits decreased $52.8 million, or 4.5%, to $1.1 billion at June 30, 2011. Municipal deposits declined $47.0 million in the second quarter due to normal seasonal municipal cash flows.

Shareholders’ equity was $140.1 million at June 30, 2011, compared with $135.0 million at the end of the first quarter. Net income for the quarter increased shareholders’ equity by $3.5 million and was partially offset by common stock dividends declared of $1.4 million or $0.30 per common share. Unrealized gains on securities available for sale, net of taxes, increased $4.7 million in the second quarter due to lower interest rates during the quarter and other market factors.

The Company’s Tier 1 leverage ratio was 8.52% and its total risk-based capital ratio was 15.26% at the end of the second quarter. The Company’s tangible common equity capital ratio (a non-GAAP financial measure) was 7.04% at June 30, 2011.

Asset Quality and the Provision for Credit Losses

Delinquent loans and leases (including non-performing) totaled $16.0 million at June 30, 2011, compared to $15.5 million at March 31, 2011 and $16.3 million at December 31, 2010. Approximately 37% of all delinquent loans and leases at the end of the second quarter were past due less than sixty days, compared with 42% at March 31, 2011 and 41% at December 31, 2010.

Nonperforming assets were $9.3 million or 0.63% of total assets at June 30, 2011, compared with $8.7 million or 0.59% of total assets at March 31, 2011 and $9.1 million or 0.63% of total assets at December 31, 2010. Included in nonperforming assets at the end of the second quarter are nonperforming loans and leases totaling $8.3 million, compared with $8.1 million and $8.5 million at March 31, 2011 and December 31, 2010, respectively.

Conventional residential mortgages comprised $2.7 million (37 loans) or 31.8% of nonperforming loans and leases at June 30, 2011. Nonperforming commercial loans and mortgages totaled $4.3 million (32 loans) or 51.2% of nonperforming loans and leases and nonperforming leases totaled $311,000 (12 leases) or 3.7% of nonperforming loans and leases at the end of the second quarter.

The provision for credit losses in the second quarter was down sharply from the year-ago period on the Company’s strong asset quality metrics, including lower charge-offs in the current and most recent quarters which are factors considered in management’s quarterly estimate of loan loss provisions and the adequacy of the allowance for credit losses. The provision for credit losses was $160,000 and $360,000 in the quarter and six months ended June 30, 2011, respectively, compared to $1.1 million and $2.2 million in the year-ago periods, respectively.

Net charge-offs were $155,000 and $360,000 in the three months and six months ended June 30, 2011, respectively, compared with $519,000 and $1.3 million in the year-ago periods, respectively. Net charge-offs, annualized, equaled 0.07% and 0.08%, respectively, of average loans and leases during the three months and six months ended June 30, 2011, compared to 0.23% and 0.29%, in the year-ago periods, respectively. The provision for credit losses as a percentage of net charge-offs was 103.2% and 100.0%, respectively, in the quarter and six months ended June 30, 2011, compared with 211.0% and 167.0%, respectively, in the year-ago periods.

The allowance for credit losses was $10.7 million at June 30, 2011, which was unchanged from the balance at March 31, 2011 and at December 31, 2010. The ratio of the allowance for credit losses to total loans and leases was 1.21% at June 30, 2011, compared with 1.22% at March 31, 2011 and 1.19% at December 31, 2010. The ratio of the allowance for credit losses to nonperforming loans and leases was 128% at June 30, 2011, compared with 133% at March 31, 2011 and 126% at December 31, 2010.

Net Interest Income

Net interest income totaled $11.3 million in the three months ended June 30, 2011, compared to $11.2 million in the year-ago quarter and $11.0 million in first quarter of 2011. The tax-equivalent net interest margin decreased 2 basis points in the second quarter compared with the second quarter of 2010 but was up 9 basis points from the first quarter of 2011. Approximately 5 basis points of the increase in the net interest margin from the first quarter resulted from lower amortization of purchase premiums on securities in the second quarter due to a decreased rate of prepayments in our CMO and mortgage-backed securities portfolios during the quarter compared with that of the first quarter.

The net interest margin on a tax-equivalent basis was 3.53% in the second quarter of 2011, compared with 3.56% in the year-ago quarter and 3.44% in the first quarter of 2011. The tax-equivalent earning asset yield declined 34 basis points in the second quarter compared with the year-ago quarter, but was offset by a 34 basis point decrease in the cost of interest-bearing liabilities over the same period. The tax-equivalent earning asset yield increased 6 basis points in the second quarter compared with the first quarter of 2011, and the cost of interest-bearing liabilities decreased 3 basis points over the same period.

Average interest-earning assets were $1.3 billion in the second quarter, which was an increase of 1.7% from the year-ago quarter and unchanged from the first quarter of 2011. Total average loans and leases were 65.6% of total interest-earning assets in the second quarter of 2011, compared to 68.6% in the second quarter of 2010 and 65.7% in the first quarter of 2011. Competition, soft demand and low market interest rates have all been contributing factors to the decline in our loan portfolios, along with the planned wind down of the lease portfolio.

Net interest income for the six months ended June 30, 2011 totaled $22.3 million, which was unchanged from the year-ago period. The tax-equivalent net interest margin was 3.49% for the six months ended June 30, 2011, compared to 3.58% in the first half of 2010. The tax-equivalent earning asset yield declined 43 basis points in the first half of 2011 compared with the year-ago period, which was partially offset by a decrease in the cost of interest-bearing liabilities of 37 basis points over the same period.

Average interest-earning assets were $1.3 billion in the first half of 2011, which was an increase of 2.6% from the first half of 2010. Total average loans and leases were 65.7% of total interest-earning assets in the first half of 2011, compared with 69.3% in the year-ago period.

The general downward trend in our net interest margin over the past three quarters is expected to continue in coming quarters as persistently low interest rates continue to negatively affect the return on the Company’s loan and investment portfolios.

Non-Interest Income and Non-Interest Expenses

Non-interest income was $4.4 million in the second quarter of 2011, compared with $4.9 million in the year-ago quarter and $4.6 million in the first quarter of 2011. Investment management income increased $158,000 or 8.6% in the second quarter compared with the year-ago quarter as a result of the impact of the gains in equity markets over the past year on the value of assets under management. Insurance agency income decreased $420,000 in the second quarter compared with the second quarter of 2010 as we discontinued the operations of our insurance subsidiary upon the sale of substantially all of the insurance subsidiary’s assets in December 2010. Gains on the sale of loans decreased $133,000 compared with the second quarter of 2010, and were down $200,000 from the first quarter of 2011 due to a drop in residential mortgage demand in the market.

Non-interest income totaled $9.0 million in the first six months of 2011 compared with $9.4 million in the year-ago period. Investment management income increased $267,000 or 7.3% in the first half of 2011 compared with the year-ago period as a result of the impact of the gains in equity markets over the past year increasing the value of assets under management. Insurance agency income decreased $766,000 in the first half of 2011 compared with the year-ago period due to the discontinuation of our insurance agency operations. The elimination of the operating expenses associated with our insurance agency substantially offset the revenue decline in 2011, resulting in no significant net effect on our financial results.

Non-interest income comprised 28.2% of total revenue in the second quarter, compared with 30.3% in the year-ago quarter. Non-interest income comprised 28.8% of total revenue in the first half of 2011 compared with 29.7% in the year-ago period.

Non-interest expenses were $10.8 million in the quarter second quarter of 2011, compared with $11.0 million in the year-ago period and $11.0 million in the first quarter of 2011.

Non-interest expenses were $21.8 million in the six months ended June 30, 2011, compared with $21.9 million in the first half of 2010.

The Company’s efficiency ratio was 68.8% in the second quarter of 2011, compared with 68.3% in the year-ago period and 70.5% in the first quarter of 2011. The Company’s efficiency ratio was 69.6% in the six months ended June 30, 2011, compared with 69.1% in the year-ago period.

The Company’s effective tax rate was 26.9% and 25.8% for the three months and six months ended June 30, 2011, respectively, compared with 25.0% and 24.6% in the year-ago periods, respectively.

About Alliance Financial Corporation

Alliance Financial Corporation is an independent financial holding company with Alliance Bank, N.A. as its principal subsidiary that provides retail, commercial and municipal banking, and trust and investment services through 29 offices in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, N.Y. and an equipment lease financing company, Alliance Leasing, Inc.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; increases in FDIC insurance premiums may cause earnings to decrease; and other risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in subsequent filings with the Securities and Exchange Commission.

Contact:	Alliance Financial Corporation
J. Daniel Mohr, Executive Vice President and CFO
(315) 475-4478

Alliance Financial Corporation

Consolidated Statements of Income (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(Dollars in thousands, except share and per share data)
Interest income:
Loans, including fees	$10,621	$11,632	$21,283	$23,453
Federal funds sold and interest bearing deposits	1	1	5	3
Securities	3,872	3,745	7,468	7,378

Total interest income	14,494	15,378	28,756	30,834

Interest expense:
Deposits:
Savings accounts	55	97	113	203
Money market accounts	447	729	894	1,502
Time accounts	1,446	1,923	2,933	3,894
NOW accounts	61	129	129	272

Total	2,009	2,878	4,069	5,871

Borrowings:
Repurchase agreements	203	200	410	403
FHLB advances	818	951	1,673	1,936
Junior subordinated obligations	158	159	315	313

Total interest expense	3,188	4,188	6,467	8,523

Net interest income	11,306	11,190	22,289	22,311
Provision for credit losses	160	1,095	360	2,190

Net interest income after provision for credit losses	11,146	10,095	21,929	20,121

Non-interest income:
Investment management income	1,986	1,828	3,902	3,635
Service charges on deposit accounts	1,096	1,146	2,106	2,196
Card-related fees	699	652	1,352	1,243
Insurance agency income	—	420	—	766
Income from bank-owned life insurance	255	266	509	535
Gain on the sale of loans	88	221	376	414
Other non-interest income	311	326	776	631

Total non-interest income	4,435	4,859	9,021	9,420

Non-interest expense:
Salaries and employee benefits	5,305	5,370	10,835	10,939
Occupancy and equipment expense	1,816	1,840	3,646	3,680
Communication expense	173	157	323	333
Office supplies and postage expense	301	300	585	569
Marketing expense	217	391	480	684
Amortization of intangible asset	241	290	482	580
Professional fees	860	829	1,684	1,569
FDIC insurance premium	401	404	794	806
Other operating expense	1,509	1,382	2,973	2,765

Total non-interest expense	10,823	10,963	21,802	21,925

Income before income tax expense	4,758	3,991	9,148	7,616
Income tax expense	1,279	999	2,363	1,875

Net income	$3,479	$2,992	$6,785	$5,741

Share and Per Share Data
Basic average common shares outstanding	4,662,752	4,622,660	4,662,400	4,603,291
Diluted average common shares outstanding	4,670,530	4,643,679	4,670,611	4,629,341
Basic earnings per common share	$0.73	$0.64	$1.43	$1.24
Diluted earnings per common share	$0.73	$0.64	$1.43	$1.23
Cash dividends declared	$0.30	$0.28	$0.60	$0.56

Alliance Financial Corporation

Consolidated Balance Sheets (Unaudited)

	June 30, 2011	December 31, 2010
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from banks	$23,712	$32,501
Securities available-for-sale	459,836	414,410
Federal Home Loan Bank of NY (“FHLB”) Stock and Federal Reserve Bank (“FRB”) Stock	10,547	8,652
Loans and leases held for sale	899	2,940
Total loans and leases, net of unearned income	883,185	898,537
Less allowance for credit losses	(10,683)	(10,683)

Net loans and leases	872,502	887,854

Premises and equipment, net	18,528	18,975
Accrued interest receivable	4,415	4,149
Bank-owned life insurance	28,921	28,412
Goodwill	30,844	30,844
Intangible assets, net	8,156	8,638
Other assets	17,065	17,247

Total assets	$1,475,425	$1,454,622

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	$173,325	$179,918
Interest bearing	937,240	954,680

Total deposits	1,110,565	1,134,598

Borrowings	181,343	142,792
Accrued interest payable	1,430	1,391
Other liabilities	16,179	16,936
Junior subordinated obligations issued to unconsolidated subsidiary trusts	25,774	25,774

Total liabilities	1,335,291	1,321,491

Shareholders’ equity:
Common stock	5,068	5,051
Surplus	46,114	45,620
Undivided profits	96,318	92,380
Accumulated other comprehensive income	4,558	1,713
Directors’ stock-based deferred compensation plan	(3,268)	(2,977)
Treasury stock	(8,656)	(8,656)

Total shareholders’ equity	140,134	133,131

Total liabilities and shareholders’ equity	$1,475,425	$1,454,622

Common shares outstanding	4,745,291	4,729,035
Book value per common share	$29.53	$28.15
Tangible book value per common share	$21.31	$19.80

Alliance Financial Corporation

Consolidated Average Balances (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing deposits	$2,590	$6,022	$9,243	$6,769
Securities(1)	457,076	407,316	449,123	392,425
Loans and leases receivable:
Residential real estate loans(2)	330,713	354,604	331,601	355,603
Commercial loans	252,950	215,501	246,404	211,636
Leases, net of unearned income(2)	35,427	57,332	37,422	60,646
Indirect loans	167,679	183,178	170,297	182,487
Other consumer loans	89,923	90,517	90,347	90,964

Loans and leases receivable, net of unearned income	876,692	901,132	876,071	901,336

Total earning assets	1,336,358	1,314,470	1,334,437	1,300,530

Non-earning assets	130,353	133,936	130,009	135,470

Total assets	$1,466,711	$1,448,406	$1,464,446	$1,436,000

Interest bearing liabilities:
Interest bearing checking accounts	$148,821	$135,393	$153,228	$133,720
Savings accounts	107,897	100,385	105,286	97,584
Money market accounts	380,558	366,088	379,797	357,639
Time deposits	339,578	373,358	340,238	371,958
Borrowings	139,863	143,425	138,246	148,552
Junior subordinated obligations issued to unconsolidated trusts	25,774	25,774	25,774	25,774

Total interest bearing liabilities	1,142,491	1,144,423	1,142,569	1,135,227

Non-interest bearing deposits	175,565	163,554	175,179	160,360
Other non-interest bearing liabilities	15,490	16,049	15,741	16,643

Total liabilities	1,333,546	1,324,026	1,333,489	1,312,230
Shareholders’ equity	133,165	124,380	130,957	123,770

Total liabilities and shareholders’ equity	$1,466,711	$1,448,406	$1,464,446	$1,436,000

(1)	The amounts shown are amortized cost and include FHLB and FRB stock
(2)	Includes loans and leases held for sale

Alliance Financial Corporation

Investments, Loans and Leases, and Deposits (Unaudited)

The following table sets forth the amortized cost and fair value of the Company’s available-for-sale securities portfolio:

	June 30, 2011		March 31, 2011		December 31, 2010
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available-for-sale
Debt securities:
Obligations of U.S. government-sponsored corporations	$3,509	$3,619	$3,725	$3,876	$4,020	$4,186
Obligations of states and political subdivisions	80,743	83,083	80,341	81,195	77,246	78,212
Mortgage-backed securities(1)	360,196	368,039	358,785	363,370	324,294	329,010

Total debt securities	444,448	454,741	442,851	448,441	405,560	411,408

Stock investments:
Equity securities	1,852	2,046	1,852	2,082	1,852	1,995
Mutual funds	3,000	3,049	3,000	3,007	1,000	1,007

Total stock investments	4,852	5,095	4,852	5,089	2,852	3,002

Total available-for-sale	$449,300	$459,836	$447,703	$453,530	$408,412	$414,410

(1)	Comprised of pass-through debt securities collateralized by conventional residential mortgages and guaranteed by either Fannie Mae, Freddie Mac or Ginnie Mae, which are, in turn, backed by the United States government.

The following table sets forth the composition of the Company’s loan and lease portfolio at the dates indicated:

	June 30, 2011		March 31, 2011		December 31, 2010
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition
Residential real estate loans	$330,059	37.5%	$330,330	37.7%	$334,967	37.4%
Commercial loans	140,264	15.9%	128,461	14.7%	133,787	14.9%
Commercial real estate	119,628	13.6%	117,500	13.4%	116,066	13.0%
Leases, net of unearned income	33,591	3.9%	37,926	4.3%	42,466	4.8%
Indirect loans	165,440	18.8%	170,239	19.5%	176,125	19.7%
Other consumer loans	90,921	10.3%	90,617	10.4%	91,619	10.2%

Total loans and leases	879,903	100.0%	875,073	100.0%	895,030	100.0%

Net deferred loan costs	3,282		3,329		3,507
Allowance for credit losses	(10,683)		(10,678)		(10,683)

Net loans and leases	$872,502		$867,724		$887,854

The following table sets forth the composition of the Company’s deposits at the dates indicated:

	June 30, 2011		March 31, 2011		December 31, 2010
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Deposit composition
Non-interest bearing checking	$173,325	15.6%	$170,354	14.6%	$179,918	15.9%
Interest bearing checking	143,716	12.9%	152,058	13.1%	151,894	13.3%

Total checking	317,041	28.5%	322,412	27.7%	331,812	29.2%

Savings	109,739	9.9%	105,799	9.1%	103,099	9.1%
Money market	347,184	31.3%	392,988	33.8%	357,885	31.5%
Time deposits	336,601	30.3%	342,151	29.4%	341,802	30.2%

Total deposits	$1,110,565	100.0%	$1,163,350	100.0%	$1,134,598	100.0%

Alliance Financial Corporation

Asset Quality (Unaudited)

The following table represents a summary of delinquent loans and leases grouped by the number of days delinquent at the dates indicated:

Delinquent loans and leases	June 30, 2011		March 31, 2011		December 31, 2010
	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$5,893	0.67%	$6,538	0.75%	$6,711	0.75%
60 days past due	1,788	0.20%	940	0.11%	1,083	0.12%
90 days past due and still accruing	78	0.01%	5	—%	19	—%
Non-accrual	8,262	0.94%	8,056	0.92%	8,474	0.95%

Total	$16,021	1.82%	$15,539	1.78%	$16,287	1.82%

(1)	As a percentage of total loans and leases, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets:

Non-performing assets	June 30, 2011	March 31, 2011	December 31, 2010
	(Dollars in thousands)
Non-accruing loans and leases
Residential real estate loans	$2,650	$3,544	$3,543
Commercial loans	1,277	1,275	1,212
Commercial real estate	2,992	1,639	2,084
Leases	311	635	697
Indirect loans	338	292	212
Other consumer loans	694	671	726

Total non-accruing loans and leases	8,262	8,056	8,474
Accruing loans and leases delinquent 90 days or more	78	5	19

Total non-performing loans and leases	8,340	8,061	8,493
Other real estate and repossessed assets	945	650	652

Total non-performing assets	$9,285	$8,711	$9,145

Troubled debt restructurings not included in above	$1,373	$1,041	$1,131

The following table summarizes changes in the allowance for credit losses arising from loans and leases charged off, recoveries on loans and leases previously charged off and additions to the allowance which have been charged to expense:

Allowance for credit losses	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(Dollars in thousands)
Allowance for credit losses, beginning of period	$10,678	$9,717	$10,683	$9,414

Loans and leases charged-off	(571)	(724)	(1,053)	(1,715)
Recoveries of loans and leases previously charged-off	416	205	693	404

Net loans and leases charged-off	(155)	(519)	(360)	(1,311)

Provision for credit losses	160	1,095	360	2,190

Allowance for credit losses, end of period	$10,683	$10,293	$10,683	$10,293

Alliance Financial Corporation

Consolidated Financial Information (Unaudited)

Key Ratios	At or for the three months ended June 30,		At or for the six months ended June 30,
	2011	2010	2011	2010
Return on average assets	0.95%	0.83%	0.93%	0.80%
Return on average equity	10.45%	9.62%	10.36%	9.28%
Return on average tangible equity	14.80%	14.48%	14.79%	14.02%
Yield on earning assets	4.49%	4.83%	4.46%	4.89%
Cost of funds	1.12%	1.46%	1.13%	1.50%
Net interest margin (tax equivalent) (1)	3.53%	3.56%	3.49%	3.58%
Non-interest income to total income (2)	28.17%	30.28%	28.81%	29.69%
Efficiency ratio (3)	68.76%	68.31%	69.63%	69.10%
Common dividend payout ratio (4)	41.10%	43.75%	41.96%	45.53%

Net loans and leases charged-off to average loans and leases, annualized	0.07%	0.23%	0.08%	0.29%
Provision for credit losses to average loans and leases, annualized	0.07%	0.49%	0.08%	0.49%
Allowance for credit losses to total loans and leases	1.21%	1.12%	n/a	n/a
Allowance for credit losses to non-performing loans and leases	128.1%	106.3%	n/a	n/a
Non-performing loans and leases to total loans and leases	0.95%	1.06%	n/a	n/a
Non-performing assets to total assets	0.63%	0.71%	n/a	n/a

(1)	Tax equivalent net interest income divided by average earning assets
(2)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring gains and losses) divided by the sum of net interest income and non-interest income (as adjusted)
(3)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)
(4)	Cash dividends declared per share divided by diluted earnings per share

Alliance Financial Corporation

Selected Quarterly Financial Data (Unaudited)

	2011		2010
	Second	First	Fourth	Third	Second
	(Dollars in thousands, except share and per share data)
Interest income	$14,494	$14,262	$14,406	$15,102	$15,378
Interest expense	3,188	3,279	3,588	3,942	4,188

Net interest income	11,306	10,983	10,818	11,160	11,190
Provision for credit losses	160	200	800	1,095	1,095

Net interest income after provision for credit losses	11,146	10,783	10,018	10,065	10,095
Other non-interest income	4,435	4,586	5,946	5,139	4,859
Other non-interest expense	10,823	10,979	11,346	11,210	10,963

Income before income tax expense	4,758	4,390	4,618	3,994	3,991
Income tax expense	1,279	1,084	1,825	904	999

Net income	$3,479	$3,306	$2,793	$3,090	$2,992

Stock and related per share data
Basic earnings per common share	$0.73	$0.70	$0.59	$0.66	$0.64
Diluted earnings per common share	$0.73	$0.70	$0.59	$0.66	$0.64
Basic weighted average common shares outstanding	4,662,752	4,662,044	4,646,934	4,624,819	4,622,660
Diluted weighted average common shares outstanding	4,670,530	4,670,674	4,660,463	4,646,889	4,643,679
Cash dividends paid per common share	$0.30	$0.30	$0.30	$0.30	$0.28
Common dividend payout ratio(1)	41.10%	42.86%	50.85%	45.45%	43.75%
Common book value	$29.53	$28.45	$28.15	$28.63	$28.46
Tangible common book value(2)	$21.31	$20.18	$19.80	$19.84	$19.55

Capital Ratios
Holding Company
Tier 1 leverage ratio	8.52%	8.37%	8.28%	8.07%	7.87%
Tier 1 risk based capital	14.02%	13.80%	13.41%	13.06%	12.69%
Tier 1 risk based common capital(3)	11.13%	10.90%	10.54%	10.17%	9.84%
Total risk based capital	15.26%	15.03%	14.63%	14.27%	13.88%
Tangible common equity to tangible assets(4)	7.04%	6.70%	6.62%	6.63%	6.44%

Bank
Tier 1 leverage ratio	7.94%	7.79%	7.72%	7.67%	7.48%
Tier 1 risk based capital	13.12%	12.90%	12.54%	12.47%	12.12%
Total risk based capital	14.37%	14.15%	13.78%	13.70%	13.32%

Selected ratios
Return on average assets	0.95%	0.90%	0.77%	0.86%	0.83%
Return on average equity	10.45%	10.27%	8.59%	9.57%	9.62%
Return on average tangible common equity	14.80%	14.80%	12.51%	14.09%	14.48%
Yield on earning assets	4.49%	4.43%	4.54%	4.78%	4.83%
Cost of funds	1.12%	1.15%	1.27%	1.40%	1.46%
Net interest margin (tax equivalent)(5)	3.53%	3.44%	3.45%	3.57%	3.56%
Non-interest income to total income(6)	28.17%	29.46%	32.17%	30.21%	30.28%
Efficiency ratio(7)	68.76%	70.52%	71.14%	70.10%	68.31%

Asset quality ratios
Net loans and leases charged off to average loans and leases, annualized	0.07%	0.09%	0.26%	0.41%	0.23%
Provision for credit losses to average loans and leases, annualized	0.07%	0.09%	0.36%	0.49%	0.49%
Allowance for credit losses to total loans and leases	1.21%	1.22%	1.19%	1.17%	1.12%
Allowance for credit losses to non-performing loans and leases	128.1%	132.5%	125.8%	134.3%	106.3%
Non-performing loans and leases to total loans and leases	0.95%	0.92%	0.95%	0.87%	1.06%
Non-performing assets to total assets	0.63%	0.59%	0.63%	0.59%	0.71%

(1)	Cash dividends declared per common share divided by diluted earnings per common share
(2)	Common shareholders’ equity less goodwill and intangible assets divided by common shares outstanding

(3)	Tier 1 capital excluding junior subordinated obligations issued to unconsolidated trusts divided by total risk-adjusted assets
(4)	The Company uses certain non-GAAP financial measures, such as the Tangible Common Equity to Tangible Assets ratio (TCE), to provide information for investors to effectively analyze financial trends of ongoing business activities, and to enhance comparability with peers across the financial sector. The Company believes TCE is useful because it is a measure utilized by regulators, market analysts and investors in evaluating a company’s financial condition and capital strength. TCE, as defined by the Company, represents common equity less goodwill and intangible assets. A reconciliation from the Company’s GAAP Total Equity to Total Assets ratio to the Non-GAAP Tangible Common Equity to Tangible Assets ratio is presented below:

	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
	(Dollars in thousands)
Total assets	$1,475,425	$1,469,176	$1,454,622	$1,446,839	$1,456,731
Less: Goodwill and intangible assets, net	39,000	39,241	39,482	41,279	41,568

Tangible assets (non-GAAP)	1,436,425	1,429,935	1,415,140	1,405,560	1,415,163

Total Common Equity	140,134	135,028	133,131	134,503	132,712
Less: Goodwill and intangible assets, net	39,000	39,241	39,482	41,279	41,568

Tangible Common Equity (non-GAAP)	101,134	95,787	93,649	93,224	91,144

Total Equity/Total Assets	9.50%	9.19%	9.15%	9.30%	9.11%
Tangible Common Equity/Tangible Assets (non-GAAP)	7.04%	6.70%	6.62%	6.63%	6.44%

(5)	Tax equivalent net interest income divided by average earning assets
(6)	Non-interest income (net of realized gains and losses on securities and other non-recurring items) divided by the sum of net interest income and non-interest income (as adjusted)
(7)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)